EXHIBIT 99.1

Perceptron Announces Fourth Quarter Fiscal 2016 Results

Achieves the High-End of Q4 Revenue Guidance and Updates Revenue Outlook

PLYMOUTH, Mich., Aug. 30, 2016 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP) today announced results for the fourth quarter of its 2016 fiscal year (quarterly period ended June 30, 2016). Reported net loss in the quarter of $15.6 million and net loss per share of $1.66 included a non-cash charge of $16.4 million, or $1.74 per share, for a full valuation allowance on its deferred tax assets as a result of recent losses in its U.S., Germany and Brazil operations.  Adjusted for the impact of these charges, the net income for the quarter was $0.8 million and net income per share was $0.08.  Results for the fiscal year, adjusted for these charges, was a net loss of $5.8 million and net loss per share of $0.62.

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Fourth Quarter Ended June 30,			Twelve Months Ended June 30,
	2016	2015	Change	2016	2015	Change

Revenue	$18.7	$23.4	$(4.7)	$69.1	$74.4	$(5.3)
Net Income (Loss)	(15.6)	0.4	(16.0)	(22.1)	(0.5)	(21.6)
Diluted Earnings (Loss) per Share	($1.66)	$0.04	$(1.70)	($2.36)	($0.05)	$(2.31)

W. Richard Marz, Chairman of the Board, President and CEO, commented, “In our fourth quarter, we continued the momentum established in our third quarter.  For the last quarter of our fiscal year, our bookings were $21.1 million and our revenue achieved the high end of our previously-issued guidance.  We continued to reduce costs and our Financial Improvement Plan strengthened our financial position, both in operating performance as well as in our cash balance.”

Marz commented, “As announced on March 3rd, we executed our Financial Improvement Plan and began to recognize associated one-time cash and non-cash charges.  Excluding the impact of these restructuring charges, we recognized a slight operating profit for the last quarter of our fiscal year. During our fiscal 2016, we recorded $2.8 million of one-time cash and non-cash pre-tax charges related to our Financial Improvement Plan.  Total expenses related to the plan are still expected to be approximately $3.0 million.   We remain on target to achieve our previously announced goal of $4.5 million in annual pre-tax savings.”

Marz continued, “We are very proud of the quarter just ended as it demonstrates that our customer activity is strengthening.  Our backlog remains healthy at $40.6 million.  New orders from two new markets combined with solid customer bookings activity of over $21 million and revenue just under $19 million in our fourth quarter, bolster our confidence as we continue to execute our strategic plan.  Turning to the first quarter of fiscal 2017, ending September 30, 2016, we expect our revenue will be in the range of $16 to $19 million.  For the full year, we expect revenue growth in the high single digits as we anticipate a return to an improving long term revenue trend.”

Mr. Marz remarked, “We continue to see strong demand for our products in most of our current markets and in the new markets we are pursuing.  Demand in Europe was a record for the quarter and customer activity in the U.S. remains strong.  In China, even though recent performance continues lower than our expectations, we are encouraged by indicators of potential increased demand over the next several quarters.  Naturally, given the economic climate, we remain subject to customer order timing.”

“As previously announced, in this quarter we booked our first orders in the aerospace and white goods industries.  We will continue to focus on these and other opportunities outside of our traditional automotive sector.  We believe that these industries represent significant future opportunity for our business,” Marz concluded.

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except EPS)

	Fourth Quarter Ended June 30,			Twelve Months Ended June 30,
	2016	2015	Change	2016	2015	Change

Americas Sales	$6.3	$9.5	$(3.2)	$22.5	$28.4	$(5.9)
Europe Sales	8.1	9.6	(1.5)	31.1	29.7	1.4
Asia Sales	4.3	4.3	-	15.5	16.3	(0.8)
Total Sales	$18.7	$23.4	$(4.7)	$69.1	$74.4	$(5.3)

Gross Profit	$6.4	$9.3	$(2.9)	$21.1	$28.3	$(7.2)
Gross Profit as a percent of sales	34.2%	39.6%		30.5%	38.0%
Operating Income (Loss)	$(0.3)	$0.7	$(1.0)	$(9.4)	$(0.0)	$(9.4)
Operating Income (Loss) as a percent of sales	(1.6%)	2.9%		(13.6%)	(0.0%)
Net Income (Loss)	$(15.6)	$0.4	$(16.0)	$(22.1)	$(0.5)	$(21.6)
Diluted Earnings (Loss) per Share	$(1.66)	$0.04	$(1.70)	$(2.36)	$(0.05)	$(2.31)

Recurring Operating Income (Loss)	$0.0	$0.7	$(0.7)	$(6.6)	$0.0	$(6.6)
Recurring Operating
Income (Loss) as a percent of sales	0.0%	2.9%		(9.6%)	0.0%

Total sales for the fourth quarter of fiscal 2016 were down $4.7 million, or 20.1%, versus the same quarter in the prior year, reflecting declines in the Americas and European regions.  The Americas region was down in the Measurement Solutions product line, partially offset by an increase in the CMM product line.  The Europe region was down primarily in the CMM product line.

In the fourth quarter of fiscal 2016, the comparison to the prior year gross profit was negatively impacted by the impact of lower sales volume on fixed costs, product mix, and the deferral of certain revenues.

In the fourth quarter of fiscal 2016, total operating expenses were down $2.2 million, primarily resulting from savings realized in the Financial Improvement Plan as well as reduced legal costs.  In addition, Perceptron incurred $0.3 million of additional severance, impairment and other charges during the quarter.

	Fourth Quarter Ended June 30,			Twelve Months Ended June 30,
BOOKINGS (in millions)	2016	2015	Change	2016	2015	Change

Geographic Region
Americas Sales	$6.0	$6.7	$(0.7)	$24.2	$28.5	$(4.3)
Europe Sales	12.1	7.5	4.6	35.6	22.9	12.7
Asia Sales	3.1	5.1	(2.0)	11.0	17.7	(6.7)
Total Bookings	$21.2	$19.3	$1.9	$70.8	$69.1	$1.7

BACKLOG (in millions)	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015

Geographic Region
Americas Sales	$12.1	$12.5	$13.0	$9.9	$10.4
Europe Sales	19.9	15.9	15.8	15.0	15.4
Asia Sales	8.6	9.8	11.6	12.2	13.1
Total Backlog	$40.6	$38.2	$40.4	$37.1	$38.9

Our fourth quarter bookings were $21.2 million, marking the third time in our history that Perceptron’s quarterly bookings exceeded $21 million.  In addition, our Europe region’s booking of $12.1 million is a record as orders from traditional customers remained strong.  Our bookings in the Asia region remain low as the Chinese economy continues soft and competition continues to increase in the region.

Bookings in the fourth quarter exceeded revenue by $2.5 million increasing the backlog by a comparable amount to $40.6 million at quarter-end.  As the level of bookings and backlog typically fluctuates from quarter-to-quarter, management does not necessarily consider these metrics to be indicative of the future operating performance of the Company.

FINANCIAL POSITION

The Company had positive cash and short term investments balance of $8.3 million at June 30, 2016, up from $5.5 million at the end of March 31, 2016.  At June 30, 2016, the Company had no bank debt outstanding and the potential for additional financing capacity.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its fourth quarter investor conference call/webcast, chaired by W. Richard Marz, Chairman of the Board, President and CEO, on Wednesday, August 31, 2016, at 10:00 AM (EDT). Investors can access the call at:

Webcast	http://services.choruscall.com/links/prcp160831
Conference Call	877-317-6789 (domestic callers) or
412-317-6789 (international callers)
Conference ID	10089551

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®
Perceptron (NASDAQ:PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2017, and future results, cost savings from its financial improvement plan, operating data, new order bookings, revenue, expenses, income and backlog levels, the timing of revenue and income from new products which we have recently released or have not yet released, the timing of the introduction of new products and expansion into new industry sectors and geographies as well as our ability to fund our fiscal year 2017 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, disruptions to our operations due to the financial improvement plan and related headcount reductions and position eliminations, risks associated with effectively controlling operating expenses, including failure to achieve anticipated cost savings from the financial improvement plan and other cost reduction initiatives or to reduce costs to the level originally anticipated to avoid disruptions to our operations, risks associated with changes in our sales strategy and structure, including the impact of such changes on booking and revenue levels and customer purchase decisions, the risk that actual charges from the financial improvement plan differ from the assumptions used in estimating the charges, and the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2015.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net Sales	$18,774	$23,440	$69,135	$74,405
Cost of Sales	12,358	14,157	47,996	46,134
Gross Profit	6,416	9,283	21,139	28,271
Operating Expenses
Selling, General and Administrative Expense	4,958	6,330	20,316	20,397
Engineering, Research and Development Expense	1,443	2,263	7,381	7,911
Severance, Impairment and Other Charges	259	-	2,826	-
Operating (Loss) Income	(244)	690	(9,384)	(37)
Other Income and (Expenses), net
Interest Income (Expense), net	(56)	(40)	(148)	138
Foreign Currency and Other, net	(59)	(131)	315	(936)
(Loss) Income Before Income Taxes	(359)	519	(9,217)	(835)
Income Tax (Expense) Benefit	(15,235)	(130)	(12,896)	374

Net (Loss) Income	$(15,594)	$389	$(22,113)	$(461)

(Loss) Income Per Common Share
Basic	($1.66)	$0.04	($2.36)	($0.05)
Diluted	($1.66)	$0.04	($2.36)	($0.05)

Weighted Average Common Shares Outstanding
Basic	9,370	9,350	9,360	9,252
Diluted	9,370	9,489	9,360	9,252

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	June 30,	June 30,
	2016	2015

Cash and Cash Equivalents	$6,787	$11,502
Short-Term Investments	1,474	4,134
Receivables, net	24,075	30,086
Inventories, net	12,172	11,898
Other Current Assets	2,201	3,799
Total Current Assets	46,709	61,419

Property and Equipment, net	7,926	6,840
Goodwill and Other Intangible Assets, Net	12,517	14,184
Long-Term Investments	770	827
Deferred Tax Asset	-	11,668
Total Non-Current Assets	21,213	33,519

Total Assets	$67,922	$94,938

Accounts Payable	$8,801	$7,723
Deferred Revenue	7,711	8,966
Restructuring Reserve	814	-
Other Current Liabilities	8,057	11,752
Total Current Liabilities	25,383	28,441

Long-Term Taxes Payable	1,714	3,056
Deferred Income Taxes	1,131	1,509
Other Long-Term Liabilities	1,140	1,140
Total Long-Term Liabilities	3,985	5,705

Total Liabilities	29,368	34,146

Shareholders' Equity	38,554	60,792
Total Liabilities and Shareholders' Equity	$67,922	$94,938

Non-GAAP Financial Measures
While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Recurring Operating Income (Loss)” and “Recurring Net Income (Loss).”  These are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measures, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents reconciliations of each non-GAAP measure to Operating Loss and Net Income (Loss), respectively.

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Operating Income (Loss), as reported	$(244)	$690	$(9,384)	$(37)

Severance, Impairment and Other Charges	259	-	2,826	-

Excluding special items,
Operating Income (Loss) would have been	$15	$690	$(6,558)	$(37)

Net (Loss) Income, as reported	$(15,594)	$389	$(22,113)	$(461)

Valuation Allowance on DTAs	16,349	-	16,349	-

Excluding special items,
Net (Loss) Income would have been	$755	$389	$(5,764)	$(461)

(Loss) Income Per Common Share -
Diluted, as reported	($1.66)	$0.04	($2.36)	($0.05)

Diluted Earnings Per Share due to Valuation
Allowance on DTAs	$1.74	$-	$1.74	$-

Excluding special items, Diluted Earnings
(Loss) per Share would have been	$0.08	$0.04	($0.62)	($0.05)

Diluted Weighted Average Common Shares
Outstanding, as reported	9,370	9,489	9,360	9,252

Dilutive Effect of Stock Options	157	-	-	-

Excluding special items, Weighted Average
Common Shares Outstanding	9,527	9,489	9,360	9,252

Contact:
David L. Watza
Chief Financial Officer
investors@perceptron.com